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                                   EXHIBIT 11

                              VORNADO REALTY TRUST

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                                     THREE MONTHS ENDED                   NINE MONTHS ENDED
                                              SEPTEMBER 30,      SEPTEMBER 30,      SEPTEMBER 30,     SEPTEMBER 30,
                                                 1997               1996                 1997              1996
                                                 ----               ----                 ----              ----
Weighted average number of
     common shares outstanding                 52,873,509         48,908,786          52,411,062        48,677,798

Common share equivalents for
     options after applying
     treasury stock method                      1,089,545            198,730           1,215,965           318,392
                                               ----------         ----------          ----------        ----------

Weighted average number of
     common shares and common
     share equivalents outstanding             53,963,054         49,107,516          53,627,027        48,996,190
                                               ==========         ==========          ==========        ==========


Net income applicable to
     common shares                            $10,385,000        $14,939,000         $29,008,000       $45,981,000
                                              ===========        ===========         ===========       ===========

Net income per common share                         $ .19              $ .31               $ .54             $ .94
                                                    =====              =====               =====             =====
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